For Immediate Release

8x8, Inc. Announces Third Quarter Fiscal 2010 Results

Net income of $1 million or $0.02 per share; Revenue from
business customers grows 19% year over year

SUNNYVALE, Calif., -- January 27, 2010 -- 8x8, Inc. (Nasdaq: EGHT), provider of innovative business communications solutions, today announced financial operating results for the third quarter of fiscal 2010 ended December 31, 2009.

Net income for the third quarter of fiscal 2010 was $1 million, or $0.02 per share, compared sequentially to net income of $1.3 million, or $0.02 per share, for the previous quarter and $180,000 or $0.00 per share for the same period last year. Net income was negatively impacted by a non-cash expense of approximately $265,000 to account for the change in fair value of the warrant liability resulting from the price appreciation of the Company's common stock during the quarter.

Total revenue for the third quarter of fiscal 2010 was $15.9 million, compared sequentially to $16.0 million for the previous quarter and $16.2 million for the same period of fiscal 2009. Revenue from business customers grew 7% sequentially and 19% compared to the same period a year ago and now accounts for 79% of total revenue, up from 74% of total revenue in the prior quarter and 66% for the same period of fiscal 2009. Revenue from residential customers declined 21% sequentially and 41% compared to the same period a year ago.

During the third quarter of fiscal 2010, the Company improved its gross margin to 68%, compared to 67% in the previous quarter and 67% in the same period of fiscal 2009. Service margins grew to a record 78%, compared to 76% in the prior quarter and 74% for the same period of fiscal 2009. Business customer churn decreased to a record low of 2.4%, compared to a churn rate of 2.7% in the previous quarter and 2.9% for the same period last year. ARPU from business customers increased to $204 in the current quarter from $201 in the second quarter of fiscal 2010 and $208 in the same period last year. 8x8 ended the third quarter of fiscal 2010 with 19,407 business customers.

"Our business customer base and accompanying service revenue showed continued growth in the third fiscal quarter, with gross customer additions at one of the highest levels in the past two years and increased ARPU resulting from the growing popularity of our services in larger, distributed enterprise environments," said 8x8 Chairman & CEO Bryan Martin. "Even with a higher percentage of our business customer churn attributable to financial hardship, we witnessed our lowest overall churn to date."

"The slight decrease in overall revenue for the quarter was due primarily to an higher than expected decline in residential revenue which was impacted by competitive pricing pressures from triple play and free international calling offers," Mr. Martin continued.

Q3FY'10 Business Highlights:

  Posted GAAP net income of $1 million compared to $180,000 in the same period last year
  Reported operating income of $1.3 million compared to $78,000 in the same period last year
  Reported operating margins of 8% compared to 0% in the same period last year
  Increased revenue from business customers to 79% of total revenue - up from 66% in the same period last year
  Reported 7% sequential growth in revenue from business customers and 19% compared to the same period a year ago.
  Added 2,785 gross new business customers compared to 2,609 in the previous quarter and 2,437 in the same period of fiscal 2009
  Increased average monthly service revenue per business customer to $204 - up from $201 in the prior quarter
  Reduced business customer churn to a record low of 2.4%, despite an increase in cancellations for economic reasons from 45% of total churn in the second quarter of fiscal 2010 to 49% of total churn in the third quarter of fiscal 2010

During the third quarter of fiscal 2010, 8x8 added $949,000 cash to its balance sheet and ended the quarter with a total of $17.1 million in cash and cash equivalents.

"The Company once again completed the quarter with a significantly higher cash balance which will enable us to more aggressively market our services and/or pursue strategic business opportunities in 2010," said Mr. Martin. "With the prospects in the larger enterprise and government arena that lie ahead, as well and the recent introduction of our new unified communications and mobile offerings, we believe fiscal 2010 will further solidify 8x8's position as the premiere provider of hosted communications services to the business market."

Management will host a conference call to discuss these results and other matters related to the Company's business today, January 27, 2010, at 4:30 p.m. ET. The call is accessible via the following numbers and webcast links:

Dial In:	(888) 515-2781, domestic (719) 325-2179, international
Replay:	(888) 203-1112, domestic, passcode 1458878 (719) 457-0820, international, passcode 1458878
Webcast:	http://investors.8x8.com/
Additional presentation materials:	http://virtualmeeting.8x8.com/Q3FY2010Earnings

About 8x8, Inc.

8x8, Inc. (Nasdaq: EGHT) offers integrated voice, video and mobile unified communications solutions for small to medium-sized business and distributed enterprise customers. These solutions leverage existing broadband Internet connections and cellular networks to deliver advanced features and high definition (HD) voice service at a fraction of the cost of legacy alternatives. Businesses of any size, configuration or geographic location can benefit from the cost, performance and operational advantages of 8x8 hosted communications solutions, all of which carry little or no upfront investment, no maintenance or upgrade fees and no change in user behavior. For additional information, visit www.8x8.com.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. These statements include, without limitation, information about future events based on current expectations, potential product development efforts, near and long-term objectives, potential new business, strategies, organization changes, changing markets, future business performance and outlook. Such statements are predictions only, and actual events or results could differ materially from those made in any forward-looking statements due to a number of risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance and demand for our products and services, the reliability of our services, the prices for our services, customer renewal rates, customer acquisition costs, actions by our competitors, including price reductions for their telephone services, potential federal and state regulatory actions, compliance costs, potential warranty claims and product defects, our needs for and the availability of adequate working capital, our ability to innovate technologically, the timely supply of products by our contract manufacturers, potential future intellectual property infringement claims that could adversely affect our business and operating results, and our ability to retain our listing on the NASDAQ Capital Market. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's reports on Forms 10-K and 10-Q, as well as other reports that 8x8, Inc. files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and 8x8, Inc. undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

NOTE: 8x8, the 8x8 logo, and 8x8 Virtual Office are trademarks of 8x8, Inc. All other trademarks are the property of their respective owners.

# # #

Investor Relations Contact:
Joan Citelli
jcitelli@8x8.com
(408) 654-0970

8x8, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Service revenues	$14,737	$14,366	$44,095	$44,288
Product revenues	1,207	1,837	3,434	4,621
Total revenues	15,944	16,203	47,529	48,909

Operating expenses:
Cost of service revenues	3,254	3,699	10,290	11,535
Cost of product revenues	1,925	1,681	5,432	4,786
Research and development	1,239	1,183	3,741	3,674
Selling, general and administrative	8,251	9,562	24,980	27,980
Total operating expenses	14,669	16,125	44,443	47,975
Income from operations	1,275	78	3,086	934
Other income, net	7	74	50	266
Income (loss) on change in fair value of warrant liability	(265)	66	(362)	325
Income before provision for income taxes	1,017	218	2,774	1,525
Provision for income taxes	3	38	10	113
Net income	$1,014	$180	$2,764	$1,412

Net income per share:
Basic	$0.02	$0.00	$0.04	$0.02
Diluted	$0.02	$0.00	$0.04	$0.02

Weighted average number of shares:
Basic	62,852	62,332	62,768	62,236
Diluted	63,393	62,394	62,978	62,428

8x8, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31,	March 31,
	2009	2009
ASSETS
Current assets
Cash and cash equivalents	$17,070	$16,376
Accounts receivable, net	476	414
Inventory	2,789	2,297
Other current assets	718	841
Total current assets	21,053	19,928
Property and equipment, net	1,617	1,485
Other assets	405	443
Total assets	$23,075	$21,856

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,008	$4,810
Accrued compensation	1,491	1,264
Accrued warranty	356	328
Deferred revenue	1,657	2,254
Other accrued liabilities	3,014	3,858
Total current liabilities	10,526	12,514

Other liabilities	112	291
Fair value of warrant liability	382	21
Total liabilities	11,020	12,826

Total stockholders' equity	12,055	9,030
Total liabilities and stockholders' equity	$23,075	$21,856

8x8, Inc.
Selected Operating Statistics

	FQ308	FQ408	FQ109	FQ209	FQ309	FQ409	FQ110	FQ210	FQ310
Gross business customer additions (1)	1,924	2,162	2,398	3,324	2,437	2,792	2,907	2,609	2,785
Gross business customer cancellations (less cancellations
within 30 days of sign-up)	949	1,138	1,098	1,187	1,224	1,245	1,371	1,416	1,331
Business customer churn (less cancellations within 30 days
of sign-up) (2)	3.3%	3.6%	3.2%	3.1%	2.9%	2.7%	2.7%	2.7%	2.4%
Total business customers (3)	10,007	10,845	11,898	13,744	14,706	16,013	17,266	18,199	19,407

Business customer average monthly service revenue
customer (4)	$ 233	$ 229	$ 237	$ 220	$ 208	$ 202	$ 196	$ 201	$ 204

Revenue from business customers (in '000s)	$ 7,542	$ 8,111	$ 9,077	$ 9,826	$ 10,614	$ 10,728	$ 10,722	$ 11,842	$ 12,650
Revenue from residential and video customers (in '000s)	$ 8,182	$ 7,685	$ 7,192	$ 6,356	$ 5,572	$ 5,236	$ 4,811	$ 4,168	$ 3,278
Revenue from technology licensing (in '000s)	$ 80	$ 536	$ 12	$ 243	$ 17	$ (199)	$ 25	$ 17	$ 16
Total Revenue	$ 15,804	$ 16,332	$ 16,281	$ 16,425	$ 16,203	$ 15,765	$ 15,558	$ 16,027	$ 15,944

Percentage of revenue from business customers	47.7%	49.7%	55.8%	59.8%	65.5%	68.1%	68.9%	73.9%	79.3%
Percentage of revenue from residential and video customers	51.8%	47.0%	44.1%	38.7%	34.4%	33.2%	30.9%	26.0%	20.6%
Percentage of revenue from technology licensing	0.5%	3.3%	0.1%	1.5%	0.1%	-1.3%	0.2%	0.1%	0.1%
Total Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Overall service margin	70%	74%	75%	73%	74%	71%	76%	76%	78%
Overall product margin	15%	-23%	-13%	-10%	9%	-50%	-75%	-42%	-59%
Overall gross margin	65%	67%	68%	65%	67%	59%	66%	67%	68%

Total (business, residential and video) subscriber acquisition
cost per service (5)	$ 129	$ 155	$ 162	$ 163	$ 135	$ 119	$ 108	$ 88	$ 102
Business subscriber acquisition cost per service (6)	$ 161	$ 158	$ 171	$ 171	$ 141	$ 118	$ 93	$ 90	$ 102
Average number of services subscribed to per business
customer	7.3	7.2	7.1	6.9	6.6	6.6	6.9	7.1	7.3
Business customer subscriber acquisition cost (7)	$ 1,177	$ 1,135	$ 1,217	$ 1,174	$ 933	$ 785	$ 638	$ 638	$ 749

Residential lines in service	112,229	107,260	100,937	93,865	86,992	81,569	74,809	68,682	56,547
Total (business, residential and video) customer churn (less
cancellations within 30 days of sign-up) (8)	3.8%	4.0%	3.5%	4.2%	3.9%	3.5%	3.7%	4.3%	3.3%

(1)	Includes 1,154 "Find me, Follow me" and 40 8x8 Virtual Office customers acquired in the second quarter of fiscal 2009 from Avtex Solutions, LLC ("Avtex").
(2)

Business customer churn is calculated by dividing the number of business customers that terminated (after the expiration of the 30 day trial) during that period by the simple average number of business customers during the period and dividing the result by the number of months in the period. The simple average number of business customers during the period is the number of business customers on the first day of the period plus the number of business customers on the last day of the period divided by two.

(3)

Business customers are defined as customers paying for service. Prior to April 1, 2008, 8x8 included customers in the business customer count that were using the service as a trial or evaluation and not yet paying for service. The numbers in this table prior to and after April 1, 2008, only include business customers that are paying for service. Customers that have prepaid for their first month of service and are currently in the 30 day trial period are considered to be customers that are paying for service.

(4)

Business customer average monthly service revenue per customer is service revenue from business customers in the period divided by the number of months in the period divided by the simple average number of business customers during the period.

(5)

Total (business, residential and video) subscriber acquisition cost per service is defined as the combined costs of advertising, marketing, promotions, commissions and equipment subsidies during the period divided by the number of gross services added during the period.

(6)

Business subscriber acquisition cost per service is defined as the combined costs of advertising, marketing, promotions, commissions and equipment subsidies for business services sold during the period divided by the number of gross business services added during the period. The addition of 1,154 Avtex customers that migrated to 8x8 in the second fiscal quarter of 2009 but subscribed to "Find me, Follow me" services rather than 8x8 Virtual Office service, and the $79,230 in expense related to the acquisition of these 1,154 customers, is excluded from this calculation.

(7)	Business customer subscriber acquisition cost is business subscriber acquisition cost per service times the average number of services subscribed to per business customer.
(8)

Total (business, residential and video) customer churn is calculated by dividing the number of services terminated (after the expiration of the 30 day trial) during that period by the simple average number of services during the period and dividing the result by the number of months in the period.